Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Ron Mills
VP of Finance and Investor Relations

NEWS RELEASE
For Immediate Release
COMSTOCK RESOURCES, INC. ANNOUNCES
THE DIVESTITURE OF BAKKEN SHALE ASSETS

FRISCO, TEXAS, October 7, 2021 -- Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that it has entered into an asset purchase agreement with Northern Oil & Gas, Inc. ("NOG") to sell its assets in the Bakken shale for $154 million in cash, subject to adjustment and customary closing conditions. The properties being sold include non-operated interests in over 400 producing wells (65.9 net) with recent production of greater than 4,500 net barrels of oil equivalent per day (approximately 65% oil). The sale is expected to close in the fourth quarter and will have an effective date of October 1, 2021. Comstock expects to recognize a pre-tax loss of $130-$140 million on the divestiture. EnergyNet is acting as exclusive advisor to Comstock on the sale.

Comstock plans to re-invest the proceeds from the property sale into its Haynesville shale development program, including the acceleration of completing 13 (9.4 net) drilled and uncompleted wells which were originally budgeted to be completed in 2022. Comstock may also use a portion of the proceeds to acquire additional leasehold and to fund additional drilling activity in 2022.

About Comstock Resources

Comstock Resources is a leading independent natural gas producer with operations focused on the development of the Haynesville shale in North Louisiana and East Texas. The Company's stock is traded on the New York Stock Exchange under the symbol CRK.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct. The Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss important risk factors that could affect the Company’s business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Comstock does not undertake any obligation to revise or update publicly any forward-looking statement.